                                                                    EXHIBIT 12-1
                                                                    ------------

                        RATIO OF EARNINGS TO FIXED CHARGES
                   ($ in millions of U.S. Dollars except ratios)

                                                    Three Months                   Years Ended December 31,
                                                       Ended         -------------------------------------------------------
                                                   March 31, 1994    1993(a)      1992       1991          1990         1989
                                                   --------------    -------      ----       ----          ----         ----
Earnings (Loss):
Income (loss) from
   continuing operations
   before income taxes and
   cumulative effect of
   accounting changes                                       79          170        180        268           312           (81)
                                                        -------      -------    -------    -------       -------       -------
Fixed Charges:
Portion of rent expense
   deemed to be representative
   of interest                                               4           16         17         17            16            15

Interest Expense                                             5           38         47         80            95           124

Amortization of debt issue costs
   and other fees                                           --           --         --         --            --            --
Total fixed charges                                          9           54         64         97           111           139
                                                        -------      -------    -------    -------       -------       -------
                                                        -------      -------    -------    -------       -------       -------

Earnings before fixed
   charges                                                  88          224        244        365           423            58
                                                        -------      -------    -------    -------       -------       -------
                                                        -------      -------    -------    -------       -------       -------

Ratio of earnings to fixed
   charges                                                 9.8          4.1        3.8        3.8           3.8            --
                                                        -------      -------    -------    -------       -------       -------
                                                        -------      -------    -------    -------       -------       -------
Amount by which earnings
   before fixed charges are
   insufficient to cover
   fixed charges                                            --           --         --         --            --           (81)
                                                        -------      -------    -------    -------       -------       -------
                                                        -------      -------    -------    -------       -------       -------


(a) Pro forma ratio of earnings to fixed charges for 1993 and the quarter ended March 31, 1994, assuming that the acquisition of Grumman had occurred at the beginning of 1993, would have been 1.8 and 2.6, respectively.
